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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  H POWER CORP.

      (Under Sections 242 and 245 of the Delaware General Corporation Law)

         H Power Corp. (the "Corporation"), a corporation organized and existing under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

         FIRST:   The name of the Corporation is H Power Corp.

         SECOND: The Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware on June 6, 1989, as amended on May 22, 1996, as further amended on May 2, 1997, and as further amended on July 7, 2000, is hereby amended and restated to read in its entirety as follows:

                                "ARTICLE I: NAME

        The name of the corporation is H Power Corp. (the "Corporation").

                          ARTICLE II: REGISTERED OFFICE

         The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

                              ARTICLE III: PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

                          ARTICLE IV: CAPITAL STRUCTURE

         The total number of shares of all classes of stock which the Corporation has authority to issue is one hundred sixty million (160,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), which Preferred Stock shall have such designations, powers, preferences and rights as may be authorized by the Board of Directors from time to time.

         The Board of Directors is hereby authorized, subject to the provisions contained in this ARTICLE IV, to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall be preferred to the Common Stock as to dividends and distribution of assets


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of the Corporation upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, as hereinafter provided, and shall have such designations as may be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the designations and any of the preferences, powers or rights of the shares of the series so established to the full extent allowable by law except insofar as such designations, preferences, powers or rights are fixed herein. Such authorization in the Board of Directors shall expressly include the authority to fix and determine the designations, preferences, powers or rights of such shares in all respects including, without limitation, the following:

         i)   the rate of dividend;

         ii) whether shares can be redeemed or called and, if so, the redemption or call price and terms and conditions of redemption or call;

         iii) the amount payable upon shares in the event of dissolution, voluntary and involuntary liquidation or winding up of the affairs of the Corporation;

         iv) purchase, retirement or sinking fund provisions, if any, for the call, redemption or purchase of shares;

         v) the terms and conditions, if any, on which shares may be converted into Common Stock or any other securities;

         vi) whether or not shares have voting rights, and the extent of such voting rights, if any; and

         vii) whether shares shall be cumulative, noncumulative, or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

                                  COMMON STOCK
                                  ------------

              Section 1. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to the rights of the Preferred Stock, if any.

              Section 2. Dividends. Subject to the rights of the Preferred Stock, if any, dividends may be paid on the Common Stock as and when declared by the Board of Directors.

              Section 3. Liquidation Rights. Subject to the prior and superior rights of the Preferred Stock, if any, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed in accordance with the provisions of this Restated Certificate of Incorporation, as it may from time to time be amended or supplemented, including without limitation any supplement effected pursuant to a certificate of designations,


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setting forth such prior and superior rights. Such funds shall be paid to the holders of Common Stock pro rata on the basis of the number of shares of Common Stock held by each of them.

              Section 4. Merger, Consolidation, Sale of Assets. Subject to the prior and superior rights of the Preferred Stock, if any, in the event of any merger or consolidation of the Corporation with or into another corporation in which the Corporation shall not survive, or the sale or transfer of all or substantially all of the assets of the Corporation to another entity, or a merger or consolidation in which the Corporation shall be the surviving entity but its Common Stock is exchanged for stock, securities or property of another entity, the holders of Common Stock shall be entitled to receive all cash, securities and other property received by the Corporation pro rata on the basis of the number of shares of Common Stock held by each of them.

              Section 5. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary in this Restated Certificate of Incorporation, as it may from time to time be amended or supplemented, including without limitation any supplement effected pursuant to a certificate of designations, shall be vested in the Common Stock.


                    ARTICLE V: MANAGEMENT OF THE CORPORATION


         The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are inserted for the purpose of creating, defining, limiting, and regulating the powers of the Corporation and its directors and stockholders:

         A. Election of directors need not be by ballot unless the by-laws so provide.

         B. The Board of Directors shall have power without the assent or vote of the stockholders:

              1. To make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

              2. To determine from time to time whether, and to what extent, and at what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders.

         C. The Board of Directors shall have the power to adopt, amend, and repeal the By-laws, except to the extent that the By-laws otherwise provide.

         D. All corporate powers and authority of the Corporation (except as at the time otherwise provided by the GCL, by this Restated Certificate of Incorporation, or by the By-laws) shall be vested in and exercised by the Board of Directors.


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         E. The directors may (except as otherwise required by the GCL) keep the
Corporation's books outside the State of Delaware, at such places as, from time to time, may be designated by the By-laws or the Board of Directors.

                          ARTICLE VI: INDEMNIFICATION

         The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, to each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of such person, in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the GCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

                    ARTICLE VII: COMPROMISES WITH CREDITORS

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, in the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation.

               ARTICLE VIII: LIMITATION OF LIABILITY OF DIRECTORS

         A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper


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personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCL. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

              ARTICLE IX: AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power."

         THIRD: This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the GCL by a vote of a majority of the stockholders outstanding and entitled to vote thereon in accordance with Section 211 of the GCL.



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         IN WITNESS WHEREOF, this Corporation has caused this Restated
Certificate of Incorporation to be signed by its duly authorized officer this 4th day of October, 2001.

                                            H POWER CORP.



                                            By:/s/ H. Frank Gibbard
                                               --------------------------------
                                               H. Frank Gibbard
                                               Chief Executive Officer
















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